EXHIBIT 99.1

NATUS MEDICAL TO AMEND STOCKHOLDER RIGHTS PLAN

SAN CARLOS, Calif. (March 11, 2005) – Natus Medical Incorporated (Nasdaq:BABY) today announced that at a meeting of its Board of Directors on March 10, 2005, the Board approved an amendment to the Company’s stockholder rights plan increasing the threshold percentage of ownership that would result in a person or group being an “acquiring person” from 15% to 20%. This change to the plan will become effective as soon as practicable, pending the company’s completion of the amendment to its rights plan with the rights agent. Jim Hawkins, President and Chief Executive Officer of Natus said, “Our board determined that it was in the interests of our stockholders to increase the percentage of our shares that could be acquired under our plan, while still preserving the beneficial effects of the plan for our stockholders.”

About Natus

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus products are marketed under well-recognized brand names such as ALGO(R), Neometrics(TM), Echo-Screen(R), and neoBLUE(TM). Headquartered in San Carlos, California, Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K., and through distributors in over 50 other countries. Additional information about Natus Medical can be found at www.natus.com.

Information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q, and from time to time in other reports filed by Natus with the U.S. Securities and Exchange Commission.

Natus(R), AABR(R), AOAE(R), ALGO(R), ALGO DataBook(R), 70/40(R), Cochlea-Scan(R), Echo-Screen(R), Ear Couplers(R), Flexicoupler(R), Jelly Tab(R), Jelly Button(R), and MiniMuffs(R) are registered trademarks of Natus. Audio-System(TM), Convert2Natus(TM), DataLink(TM), EchoLink(TM), neoBLUE(TM), Natus Elite(TM), neoBLUE mini(TM), Neometrics(TM), Metabolic Screening Database System (MSDS)(TM), Case Management System (CMS)(TM), Voice Response System (VRS)(TM), Web Electronic Birth Page (Web-EBP)(TM), and Accuscreen(TM) are non-registered trademarks of Natus. Solutions for Newborn Care(SM) is a non-registered service mark of Natus.